UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2012

HELIOS AND MATHESON INFORMATION TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22945 (Commission File Number)	13-3169913 (I.R.S. Employer Identification No.)

Empire State Building

350 5th Avenue

New York, New York 10118

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 979-8228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

ITEM 5.02(d)

On May 2, 2012, the Board of Directors of Helios and Matheson Information Technology Inc. (the “Board”) elected Mr. Viraj Patel to serve as a member of the Board, filling a vacancy created by the Board’s increase of the number of directorships from four to five. The Board has determined that Mr. Patel is an independent director (as independence is defined in NASDAQ Rule 5605(a)(2) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and qualifies as an audit committee financial expert as defined in Item 407 of Regulation S-K under the Exchange Act (“Regulation S-K”). The Board has also appointed Mr. Patel as a member of the Audit Committee of the Board and as the Chairman of the Audit Committee. Mr. Patel has not been party to any transaction of the type specified in Item 404 of Regulation S-K. Mr. Patel will be compensated at the rate of $2,500 per month, the same rate of compensation as the other members of the Board.

Mr. Viraj Patel is a finance executive with over 25 years of multinational experience.

Since September, 2010, Mr. Patel has served as Chief Financial Officer of Deeya Energy, Inc., a private company. From 2005 to 2010, Mr. Patel served several roles such as Interim Chief Financial Officer, Vice President, Corporate Controller and Chief Accounting Officer of UTStarcom Holdings Corp (NasdaqGS: UTSI). Mr. Patel served as Vice President of Finance of Nektar Therapeutics (NasdaqGS: NKTR) from 2004 to 2005 and as Chief Financial Officer of Avanti Corporation, a publicly traded company acquired by Synopsys (NasdaqGS: SNPS), from 1999 to 2002. From 1989 to 1999, Mr. Patel had a progressive career with Pall Corporation (NYSE: PLL), culminating in his position there as Chief Accounting Officer. Mr. Patel began his professional career at Pricewaterhouse (now PWC) in New York in 1982.

Mr. Patel is a Certified Public Accountant in the State of New York and is a member of the New York State Society of CPAs and a member of the American Institute of Certified Public Accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIOS AND MATHESON
INFORMATION TECHNOLOGY INC

	By:	/s/ Umesh Ahuja
Date: May 3, 2012		Chief Financial Officer